January 19, 2017

Dear Valued Shareholder,

Thank you for being an investor in Keeley Funds. A special meeting of shareholders of your Fund is scheduled to be held on February 15, 2017. We need your proxy vote as soon as possible to allow us to proceed with important business of the Funds.

Please help us by casting your important proxy vote today.

Shareholders are being asked to vote on key initiatives for the funds, including a new investment advisory agreement between Keeley Funds, Inc., on behalf of each Fund, and Keeley-Teton Advisors, LLC, pursuant to which Keeley-Teton Advisors, LLC will serve as the investment adviser to the Keeley Funds, Inc. The details of the special meeting are described in the proxy statement that has been sent to all shareholders. For more information, please refer to the proxy statement, which can be found at proxyonline.com/docs/keeley.pdf. If you have any proxy related questions, or would like to cast your proxy vote by phone, please call 1-888-540-8597 for assistance. Representatives are available between the hours of 9 a.m. and 10 p.m. Eastern Time.

How do I vote?

1.	Vote by Phone. Call one of our proxy specialists toll-free at 1-888-540-8597, Monday through Friday, from 9 a.m. to 10 p.m. Eastern Time. You will need the control number, which can be found on your proxy card(s) enclosed with this letter.

2.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

3.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

4.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

If convenient for you, please utilize one of the first three options above to insure that your response is received in time for the special meeting on February 15th.

Thank you for your time and your support of the Keeley Funds. Please help us by taking a moment to cast a vote for your shares today.

Sincerely,

Kevin M. Keeley
President
Keeley Funds, Inc.

111 W Jackson Boulevard #810, Chicago, Illinois 60604